Exhibit (i)(a)

Willkie Farr & Gallagher LLP Letterhead

April 29, 2005

Greenwich Street Series Fund

125 Broad Street

New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Greenwich Street Series Fund (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of its series, Capital and Income Portfolio (the “Fund”), to furnish you with this opinion in connection with the Trust’s filing of Post-Effective Amendment No. 32 (the “Amendment”) to its Registration Statement on Form N-1A (Securities Act File No. 33-40603 and Investment Company Act File No. 811-06310) (the “Registration Statement”).

We have examined copies of the Declaration of Trust and By-Laws of the Trust, as amended, the Fund’s prospectus and statement of additional information (the “Statement of Additional Information”) included in the Amendment, all resolutions adopted by the Trust’s Board of Trustees (the “Board”) with respect to the shares of beneficial interest of the Fund, par value $.001 per share (the “Shares”), consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Trust and others.

Based upon the foregoing, we are of the opinion that the Shares, when and if duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Declaration of Trust, the By-Laws and the Amendment, will be valid, legally issued, fully paid and non-assessable, assuming (i) that at the time of sale such Shares are sold at a sales price in each case in excess of the par value of the Shares; and (ii) that the resolutions of the Board authorizing the issuance of the Shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Amendment, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the Commonwealth of Massachusetts, we have relied upon the opinion of Goodwin Procter LLP (which is attached hereto).

Very truly yours,

/s/ Willkie Farr & Gallagher LLP